AdvancePCS Announces Proposed Private Placement

Draft B, February 27, 2001, 4:17 EST

For Immediate Release

IRVING, Texas, Feb. 27, 2001 — AdvancePCS (Nasdaq: ADVP) announced today that it intends to offer approximately $200 million of notes. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, and is expected to close in March. AdvancePCS will use the net proceeds from the offering to repay existing senior subordinated indebtedness. The securities to be offered in the private placement will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or applicable exemptions from registration requirements.

AdvancePCS (www.advancepcsrx.com) is the nation’s largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing more than $20 billion annually in prescription drug spending. The company offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members.

Any statements included in this press release which are not historical facts and which concern predictions of economic performance and management’s plans and objectives constitute forward looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which would cause or contribute to such differences include, but are not limited to, factors detailed in the company’s Securities and Exchange Commission filings.

Contact:	Blair Jackson, Director of Public Relations AdvancePCS, 480-391-4138

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